EXHIBIT 10.1





                            Stock Purchase Agreement



                                      among



          Amee Devine, Taylor Devine, Louis Vescio and Margaret Vescio

                                       and



                                   ICTS, Inc.



                                       and



                             Interboro Holding, Inc.



                                       and



                      Educational Video Conferencing, Inc.


                                                              Thd id word 503

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                            STOCK PURCHASE AGREEMENT

       AGREEMENT made as of June 29, 2001 by and among Amee Devine, Taylor Devine, Louis Vescio and Margaret Vescio (collectively "Sellers"), Interboro Holding, Inc., a Delaware corporation, or a newly formed wholly owned subsidiary of EVCI or its assignee ("Buyer"), ICTS Inc. a Delaware Corporation, and Educational Video Conferencing, Inc., a Delaware corporation ("EVCI").

       This Agreement sets forth the terms and conditions upon which Sellers will sell to Buyer, and Buyer will purchase, all of the shares of ICTS, Inc. ("ICTS") owned by Sellers.

       In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS


       1.1 Certain Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                   "Action" means any claim, suit, litigation, proceeding, labor dispute, arbitration, mediation, or audit, or investigation by any Governmental Authority at law or in equity.

          "Affiliate" of a Person means any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Stock Purchase Agreement, including the Exhibits and Schedules and any amendments and supplements thereto, unless the context requires otherwise.

          "Ancillary Agreements" means the Employment Agreements.

          "Assets" means all assets, real and personal, tangible and intangible of ICTS.



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          "Benefit Plans" means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, employment insurance benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including, without limitation, any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by ICTS for the benefit of any of the officers, directors, or employees of, or consultants or advisors to, ICTS, whether or not insured and whether or not subject to any applicable Law.

          "Books and Records" means all of ICTS's (i) books of account, accounting records and other financial data and information relating to the Business, including copies of filed Tax Returns and tax assessment notices for each of the fiscal years commencing after January 1, 1995, (ii) all books and, records relating to students, student enrollment, Student SFA Programs, school courses, programs and requirements, (iii) business reports and research and development information and plans and projections for the Business and (iv) other documents, files, records, correspondence, and other data and information, financial or otherwise, which are relevant to the Business, including without limitation, all data and information stored electronically or on computer related media.

          "Bridge Loan" means the $150,000 loaned by EVCI to ICTS for operating expenses, as evidenced by the promissory note of ICTS dated May 31, 2001.

          "Business" means the business, currently conducted by ICTS of providing career vocational training through its operation of four branch locations in Atlanta, Georgia, Baltimore, Maryland, Alexandria, Virginia and Hampton Virginia and a corporate support center in Alexandria Virginia.

          "Buyer" is defined in the first paragraph of this Agreement.

          "Closing" means the completion of the sale to, and purchase by, Buyer of the ICTS Shares and Sellers' Other ICTS Interests.

          "Closing Date" means July 1, 2001.

          "Closing Document" means any document, instrument or certificate delivered at or subsequent to the Closing as provided in, or pursuant to, this Agreement.


                                       2

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          "Consents" means all licenses, permits, franchises, approvals, acknowledgements, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority (whether foreign, federal, state or local), or accreditation or membership organization or any other Person, necessary for the present conduct of the Business, or for the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

          "Contract" means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, bond, personal guarantee, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which a Person is a party or beneficiary or by which it is bound, whether oral or written.

          "Damages" means all damages, claims, losses, liabilities and expenses (including, without limitation, attorneys' fees and disbursements incurred in investigating and preparing for any Action).

          "Employment Agreements" means the employment agreements between ICTS and each of Amee Devine, Taylor Devine and Louis Vescio, respectively in the forms of Exhibit A-1, A-2, and A-3 hereto, to be entered into at the Closing

          "Encumbrance" means any encumbrance of any kind whatever and includes a security interest, mortgage, lien, pledge, hypothecation, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, an adverse claim or any other right, option or claim of others of any kind whatever affecting the Assets or ICTS Shares or Other ICTS Interests, any covenant or other agreement, restriction or limitation on the transfer of any ICTS Shares or Other ICTS Interests, a deposit by way of security and an easement, restrictive covenant, agreement or right of way (registered or unregistered), restriction, encroachment, burden or title reservation of any kind with respect to real property.

          "Environmental Laws" includes all federal, state, municipal or local statutes, regulations, by-laws, guidelines, policies or rules, and Orders of any Governmental Authority and the common law, relating in whole or in part to the environment and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance and any laws relating to asbestos or asbestos containing materials in the environment, in the workplace or in any Facility.

          "Environmental Permits" includes all permits, certificates, approvals, consents, authorizations, registrations, and licenses issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws.

          "EVCI" is defined in the first paragraph of this Agreement.

                                       3
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          "EVCI Warrants" means the warrants that will be delivered at the
Closing, in payment of the Purchase Price, to purchase (i) 250,000 shares of EVCI's common stock at an exercise price of $1.00 (ii) 90,000 shares of common stock at an exercise price of $3.00 per share.

          "Facilities" means each premises, improvement, fixture and parcel of land and related facilities owned, leased or operated by ICTS.

          "Family Member" with respect to a Person, means the spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law of such Person.

          "FAC Funds" means the funds managed by First Analysis Corporation, a Delaware Corporation with offices at The Sears Tower, 233 South Wacker Drive, Chicago IL. 60606, that are parties to FAC Agreement.

          "FAC Agreement" means the agreement among Buyer, EVCI, and the FAC Funds.

          "Free Cash Flow" means net income after taxes and adding back depreciation and all other non-cash expenses or charges of ICTS as determined in accordance with U. S. GAAP.

          "Governmental Authority" means any government (foreign, federal, state or local) or any other governmental agency, authority, body, instrumentality, tribunal, or commission, council or other political subdivision of any kind whatsoever.

          "Hazardous Substance" means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law, including any that may impair the quality of any waters.

          "ICTS" is defined in the first paragraph of this Agreement.

          "ICTS Shares" means the shares of capital stock of ICTS owned by the Sellers.

                   "Inventory" means all inventories of equipment, fixtures, personal property, books and course study materials.

          "Law" means any state, federal or local law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or Order, or any consent, exemption, approval or license of any Governmental Authority.

          "Leased Premises" means the Facilities which are subject to real property Leases.

                  "Leases" means the leases or agreements in the nature of a lease of real property or Personal Property to which any ICTS is a party, whether as lessor or lessee.

          "Liabilities" means any liabilities or obligations of any kind, nature or description (absolute, accrued, contingent or otherwise) of a specified Person.

          "Liabilities Schedules" means, collectively, the Schedules referred to in Section 3.9.

          "Material" means (i) in an amount, (ii) having a value or (iii) resulting in Damages, individually or collectively, in excess of $25,000. At such time as cumulative Damages incurred by an Indemnified Party exceed $75,000, all other breaches of this Agreement that cause Damage to such Indemnified Party shall be deemed to be Material.

          "Material Adverse Effect" or "Material Adverse Change" means an adverse effect on, or change in, the financial condition, business, results of operations, assets liabilities or operations of ICTS exceeding $100,000 or any event or condition which would, with the passage of time, result in an adverse effect or change exceeding $100,000, other than any effect or change contemplated by this Agreement or disclosed in the requisite Schedule(s). In determining whether a Material Adverse Effect or Material Adverse Change has occurred, all uncured or uncompensated adverse effects or changes, shall be aggregated with the most current adverse effect or change, in each case whether or not the individual adverse effect or change is Material.

          "Material Contract" means any (i) Personal Property Lease that is referred to in the Capital Leases Payable Schedule, (ii) real property Lease,
(iii) Contract governing indebtedness of a ICTS to any lender, (iv) executory Contract made out of the ordinary course of the Business of ICTS, (v) employment or other agreement with any executive officer (as defined in the 1934 Act) of ICTS, (vi) executory Contract providing for future payment(s) by ICTS exceeding $10,000, (vii) Contract creating or governing any Encumbrance on any Material Assets, and (viii) any Contract which management of ICTS deems to be important to the conduct of the Business.

          "NASDAQ" means the NASDAQ SmallCap Market or the NASDAQ National Market, as applicable.

          "1933 Act" means the United States Securities Act of 1933, as amended.

          "1934 Act" means the United States Securities Exchange Act of 1934, as amended.

          "Occupational Health and Safety Act" means the Occupational Health and Safety Act and all other legislation of any jurisdiction dealing with any of the subject matter of that Act or with any aspect of the health or safety of employees.

          "Order" means any order (draft or otherwise), judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other Person having jurisdiction.

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          "Ordinary course" when used in relation to the conduct of the Business means any transaction which constitutes an ordinary day-to-day business activity of ICTS conducted in a commercially reasonable and businesslike manner consistent with ICTS past practices.

          "Organizational Documents" means the articles, certificate of incorporation or equivalent pursuant to which a corporation is formed under its jurisdiction of formation and the by-laws or equivalent of such corporation.

          "Other ICTS Interests" means the warrants and options issued by, and debt of, ICTS and any other interest in or claim against ICTS, that is owned by Sellers or their Affiliates.

          "Person" shall be broadly interpreted and includes an individual, corporation, partnership, joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by Law.

          "Personal Property" means tangible personal property of every kind, nature and description.

          "Prime Rate" for any day means the rate of interest expressed as a rate per annum that is published in The Wall Street Journal that day under the caption "Money Rates".

          "Purchase Price" means the EVCI Warrants issued at the Closing in payment for the ICTS Shares and Other ICTS Interests.

          "School" means a school that is owned and operated by ICTS and is identified in Schedule 3.31.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC Documents" means all reports, forms, financial statements, schedules, exhibits and other documents required to be filed by EVCI pursuant to the reporting requirements of the 1934 Act.

          "Sellers" is defined in the first paragraph of this Agreement.

          "SFA Program" means any Student Financial Aid Program.

          "Taxes" means all federal, state, municipal and local, foreign or other income, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, all other taxes of any kind for which ICTS may have any liability imposed by any Governmental Authority, whether disputed or not, and any assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

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          "Trading Days" means any day on which (i) purchases and sales of securities authorized for quotation on NASDAQ are reported thereon, (ii) no event which results in a material suspension or limitation of trading on EVCI's common stock on NASDAQ has occurred, and (iii) at least one bid for the trading of EVCI's common stock is reported on NASDAQ. For purposes of this definition only, references to NASDAQ mean the applicable over-the-counter market or other national securities exchange.

          "U.S. GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the United States accounting profession, which are applicable to the facts and circumstance on the date of determination.

       1.2 Other Defined Terms. The following terms shall have the meanings provided for in the Sections set forth below:

           Term                                          Section

           Accreditations                                3.5(a)
           Assessments                                   3.25
           Audited Financial Statements                  3.7
           CDs                                           2.3(a)
           Confidential Information                     10.1
           CUP                                           3.31
           Determined Damages                            8.5(d)
           Discloser                                    10.1
           Equitable Claim                               8.5(b)
           Indemnified Group                             8.2
           Indemnified Party                             8.3
           Indemnifying Party                            8.2
           Memberships                                   3.5(a)
           MHEC Bond                                     2.3(a)
           Money Claim                                   8.5(a)
           Notice of Claim                               8.3
           Program                                       3.31(b)
           Receivables Schedule                          3.8(a)
           Recipient                                    10.1
           Seller Indemnities                            2.3(a)
           Stub Period Financial Statements              3.7


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                                   ARTICLE II

                     PURCHASE AND SALE; OTHER CONSIDERATION


     2.1 Purchase and Sale; Allocation.


          In consideration of the Purchase Price, the Sellers agree that, at the Closing, they will sell, assign, transfer and deliver to Buyer the ICTS Shares and Other ICTS Interests, free and clear of any Encumbrance, and Buyer agrees it will purchase the ICTS Shares and Other ICTS Interests. The Purchase Price shall be allocated among the Sellers as set forth on Schedule 2.1

     2.2 Place of Closing. The closing shall take place at 35 East Grassy Sprain Road, Yonkers, New York, or such other place as may be agreed upon by Seller and Buyer.

     2.3 Other Consideration.

          (a) Sellers have advised Buyer that they have pledged Certificates of Deposits in the amount of $250,000 (the "CDs") and have each provided their personal indemnification to secure a bond in the amount of $487,150 ("the MHEC Bond") so that ICTS could be licensed by the Sate of Maryland's Higher Education Commission. Sellers have also advised Buyer that they have each provided their personal indemnification to secure a license for ICTS to operate in the state of Virginia and have guaranteed ICTS equipment leases. The terms of such pledges, indemnifications and guarantees are summarized in Schedule 2.3(a) and are collectively referred to as the "Seller Indemnities".

          (b) ICTS shall use 20 percent of its Free Cash Flow to obtain the following in the order of priority indicated: (i) the release of the CDs to Sellers, then (ii) the release of Sellers from any remaining liability with respect to the MHEC Bond and then (iii) the release of Sellers from any liability with respect to any remaining Seller Indemnities. Within 30 days after the end of each calendar quarter, commencing the calendar quarter ending September 31, 2002, ICTS shall apply as aforesaid five percent of the estimated Free Cash Flow for the full fiscal year in which such quarter occurs. Within 90 days after the end of each such fiscal year, appropriate adjustment shall be made to reconcile estimated Free Cash Flow applications for the fiscal year to actual Free Cash Flow for such fiscal year. Any shortfall shall be applied by ICTS to the release of Seller Indemnities and any excess shall be carried over and applied to satisfy the application of Free Cash Flow required for the immediately succeeding fiscal year. Notwithstanding the foregoing, Buyer shall have the option to obtain the release of the Seller Indemnities by other means.

          (c) To the extent, if any, the Seller Indemnities have not been fully released by December 31, 2003, ICTS shall substitute other ICTS assets in order to obtain such release.

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          (d) If a Seller's employment by ICTS is terminated without cause, after the Closing, then ICTS shall obtain the release of the Seller Indemnities made by such Seller by substituting other ICTS assets. However, if any of such Seller Indemnities is joint and several, ICTS shall have no obligation to make such substitution. Notwithstanding the above, if Louis Vescio's employment is terminated without cause, ICTS shall obtain the release of the Seller Indemnities made by Louis and Margaret Vescio.

          (e) For purposes of this paragraph 2.3. "cause" shall be defined as willful interference with the business or operations of ICTS. When possible, ICTS shall give notice to Seller prior to Seller's termination that Seller is willfully interfering with the business or operations of ICTS. In such event, Seller shall immediately take such action as is necessary and appropriate to cease such interference. In the event that a Seller is terminated for "cause", then the sole issue to be arbitrated pursuant to Article IX shall be whether or not Buyer had "cause" to terminate Seller.

     2.4 Cash Infusion. Within five days after the Closing, EVCI shall infuse $500,000 of operating capital into ICTS. These funds may be used to repay the Bridge Loan.

     2.5 ICTS Board of Directors Sellers shall be entitled to nominate one member of the ICTS Board of Directors, and ICTS will use its best efforts to have that nominee elected a director.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS


          Sellers jointly and severally (except as specified below) represent and warrant to Buyer and EVCI as follows and acknowledge that Buyer and EVCI are relying upon these representations and warranties in entering into and performing this Agreement:

     3.1 ICTS Corporate Organization. ICTS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Assets it now owns and is duly qualified, licensed or registered to do business in good standing in the jurisdictions listed in Schedule 3.1, which are all the jurisdictions in which such qualification licensing or registration is required. Copies of the Organizational Documents of Seller have been or shall be delivered promptly, to EVCI. ICTS has no subsidiaries or any equity interest of any kind in any Person.

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     3.2 Capitalization; Other ICTS Interests.

          (a) The authorized capital stock of ICTS consists of 3,000,000 shares of common stock, $.01 stated value, of which 1,181,001 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $.01 stated value, or which 400,000 shares are issued and outstanding. All issued and outstanding shares of ICTS are validly issued, fully paid and nonassessable and are owned of record and beneficially solely by the Persons identified, together with their respective holdings and residences, on Schedule 3.2(a). Schedule 3.2(a) also sets forth the record and beneficial ownership by each Person of warrants, options or other rights to purchase shares of ICTS. Except as set forth on
Schedule 3.2(a), there are no outstanding options, rights or contracts relating to the issuance, transfer of or the creation or existence of any Encumbrance on any capital stock or other equity securities of Seller.

          (b) Schedule 3.2(b) sets forth all of the Other ICTS Interests owned of record and beneficially by each Seller and its Affiliates.

     3.3 Title. Each Seller severally represents and warrants that it has the complete and unrestricted power to sell and deliver to Buyer, all right, title and interest in and to, the ICTS Shares and Other ICTS Interests, owned by such Seller, free and clear of any Encumbrance.

     3.4 Authorization; Binding Effect; No Conflict.

          (a) The execution, delivery and performance of this Agreement and each Ancillary Agreement has been duly and validly authorized by all necessary action on the part of each Seller and ICTS. Each Seller has the full undivided power and authority to enter into this Agreement and the Ancillary Agreements to which each Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which each Seller is a party has been duly executed and delivered by each Seller. This Agreement and each Ancillary Agreement to which each Seller is a party is the valid and binding obligation of each Seller enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, or other similar laws now or hereafter in effect relating to creditors' rights and to general principles of equity.

          (b) The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which Seller is a party does not (i) violate or conflict with any Laws or any Order; (ii) violate the Organizational Documents of ICTS or (iii) violate, conflict with, or constitute a default under, or result in the acceleration of any debt or obligation of ICTS or any Seller or the creation or imposition of any Encumbrance upon any property or Assets of ICTS or any Seller under, any Consent or Contract to which ICTS or any Seller is a party or by which ICTS or any Seller is bound.

     3.5 Consents.

          (a) Schedule 3.5 lists and attaches evidence of all Consents, including those required, academic accreditation organizations (collectively, "Accreditations") and academic membership organizations (collectively, "Memberships") held or required by the Schools in order to operate the Business. Each School owns or possesses each Consent obtained by it free and clear of all Encumbrances. All such Consents are renewable by their terms or in the ordinary course of business without the need to comply with any qualification procedures, with which the Schools are not currently able to comply, or to pay any amounts other than routine filing fees and will not be adversely affected by the execution and delivery of, or the consummation of, the transactions contemplated by this Agreement or any of the Ancillary Agreements. The Schools have complied, and are currently in compliance with, all Material respects with the terms and conditions of all Consents, Accreditations and Memberships and no notice of noncompliance has been received by any School within the past 90 days, nor does any Seller or ICTS know of, or is aware of any basis for, any event which, with the lapse of time, would result in such a notice being given to any School.

          (b) Except as provided for in schedule 3.5, no further Consents are necessary to be obtained by ICTS for the execution, delivery and consummation of this Agreement, or any Ancillary Agreement and Sellers agree to obtain the consents not obtained prior to closing within 30 days of closing.

          (c) All Consents are in full force and effect and are valid, binding and enforceable in accordance with their terms.

     3.6 Compliance with Law. Except as disclosed in Schedule 3.6, neither any Seller of ICTS knows, nor is aware of any basis, for a claim of a failure by ICTS or the Schools to conduct their operations in accordance with all applicable Laws. Neither ICTS nor any School has received any notification from any Governmental Authority of any alleged present or past failure by ICTS or a School to comply with Laws.

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     3.7 Financial Statements. ICTS has delivered to Buyer ICTS's financial statements, for the Year ending December 31, 1999 audited by Arthur Anderson, for the year ended December 31, 2000 audited by Gelmer, Ehrlich & Associate, P.A., (the "Audited Financial Statements"). Prior to Closing, ICTS shall provide financial statements of ICTS as, at and for the five months ended May 31, 2001 (the "Stub Period Financial Statements"), to Buyer in substantially the same format as the unaudited ICTS financial statements, as at and for the four months ended April 30, 2001, previously provided to Buyer by ICTS. The Audited Financial Statements are complete and in accordance with the Books and Records and fairly present ICTS's financial position, as of the respective dates of the balance sheets included therein, and ICTS's results of operations and changes in financial position for the respective periods ended on such dates, in accordance with U.S. GAAP. The Stub Period Financial Statements will be complete and in accordance with the Books and Records and will fairly present ICTS's financial position as of May 31, 2001 and ICTS results of operations for the five months ended May 31, 2001 in accordance with U.S. GAAP, except as noted therein. The Audited Financial Statements are complete and in accordance with the Books and Records and fairly present ICTS's financial position, as of the respective dates of the balance sheets included therein, and ICTS's results of operations and changes in financial position for the respective periods ended on such dates, in accordance with U.S. GAAP. The Stub Period Financial Statements will be complete and in accordance with the Books and Records and will fairly present ICTS's financial position as of May 31, 2001 and ICTS results of operations for the five months ended May 31, 2001 in accordance with U.S. GAAP, except as noted therein

     3.8 Receivables and Prepaid Items.

          (a) Schedule 3.8(a) sets forth a complete and accurate list of the accounts, notes and other receivables of ICTS by School, as of December 31, 2000 and May 31, 2001, showing the name of each account debtor, the amount owed, the age of the receivable and any special payment or other terms (the "Receivables Schedule"). All accounts, notes and other receivables of ICTS reflected in the Receivables Schedule represent receivables actually due in the ordinary course of business and, except as specified in the Receivable Schedules, are believed by ICTS to be collectible in full in the ordinary course of Business, within terms that that are consistent with past experience, without setoff or deduction, net of any reserves or provision for doubtful accounts reflected in the Audited Financial Statements and with respect to May 31, 2001, on Schedule 3.8(a).

          (b) Schedule 3.8(b) sets forth a complete and accurate list of the prepaid commissions due as of December 31, 2000 and May 31, 2001, showing the method of calculation thereof.

          (c) Schedule 3.8(c) sets forth a complete and accurate list of the prepaid expenses and other deposits of ICTS, as of December 31, 2000 and May 31, 2001, showing the name of the Person holding the deposit or receiving the other prepaid item and the amount thereof.

     3.9 Liabilities.

          (a) Schedule 3.9(a) sets forth a complete and accurate list of the accounts payable and deposits of ICTS, as of December 31, 2000 and May 31, 2001, showing the name of the account creditor, the amount owed, the age of the payable and any special payment or other terms.

          (b) Schedule 3.9(b) sets forth a complete and accurate list of Projected Earned Revenue of ICTS as May 31, 2001, showing the name of each party from whom revenue will be earned, and the estimated month that the revenue will be earned. The May 31, 2001 Balance Sheet reflect approximately 3.9 million dollars of deferred revenue under current ICTS accounting practices. Of such 3.9 million dollars ICTS shall earn 2.9 million dollars between May 31, 2001 and December 31, 2001. Sellers shall provide to ICTS by July 31, 2001 a schedule of the deferred revenue by campus and month and a list of prepaid students as of May 31, 2001.

          (c) Schedule 3.9(c) sets forth a complete and accurate list of the capital leases payable of ICTS, as of May 31, 2001, showing the name of each lessor, the inception date of the lease, the amounts of the periodic payments required under the remaining term of the Lease and the due dates thereof and a brief description of the Personal Property that is the subject of each lease and sets forth a complete and accurate list of the Personal Property Leases, including payments, expiration date, and buyout costs. All such leases are reflected on the Audited Financial Statements.

          (d) Intentionally omitted

     3.10 No Undisclosed Liabilities. ICTS has no Liabilities, except as fully reflected or reserved in the Audit Financial Statements and Stub Period Financial Statements and disclosed in the Liabilities Schedules and for Liabilities incurred in the ordinary course of the Business. The reserves and doubtful accounts reflected in the Stub Financial Statements are adequate, appropriate and reasonable.

     3.11 Taxes. Except as disclosed in Schedule 3.11, ICTS has fully filed all tax reports, and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local or other taxing authorities. Except as disclosed in Schedule 3.11 there are no Tax liens upon any property or assets of the ICTS except liens for current taxes not yet due. There are no audits of ICTS's Tax returns pending and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax returns for any period. Except as disclosed in Schedule
3.11 complete and correct copies of the income tax returns for ICTS (federal and state) with respect to fiscal years ended December 31, 1997, 1998, 1999, have been delivered to the Buyer. Buyer has filed an Extension for filing its 2000 Income tax return until September 15, 2001. A copy of the filing is also attached.

     3.12 Title to Assets. ICTS has good, valid and marketable title to all the properties and Assets which it purports to own, free and clear of all title defects or objections or Encumbrances. The Assets presently owned, leased or licensed by ICTS and described elsewhere in this Agreement include all Assets necessary to permit ICTS to conduct its Business substantially in the manner as its Business has been conducted prior to the date hereof. ICTS does not own any real property.

     3.13 Inventory. Schedule 3.13 sets forth, by School, a complete and accurate list of the Inventory and the cost thereof as of December 31, 2000 and May 31, 2001. All such Inventory, at December 31, 2000, is reflected on the Audited Financial Statements and, at May 31, 2001, will be reflected in the Stub Period Financial Statements, and consists of a quality and quantity usable an salable in the ordinary course of the Business, except for obsolete items and items of below-standard quality, all of which have been written down in the Audited Financial Statements or will be written down in the Stub Period financial statements, to realizable market value or for which adequate reserves have been provided therein. Except as disclosed in Schedule 3.13, the quantities of all Inventory are reasonable and warranted in the present circumstances of the Business.

     3.14 Intentionally left blank.

     3.15 Personal Property. Schedule 3.15 sets forth the identity, cost, accumulated depreciation and net book value as of December 31, 2000 and May 31, 2001 of all items of Personal Property owned, leased or used by ICTS in connection with the Business and properly includable in the following categories: (i) furniture and equipment; (ii) leasehold improvements; (iii) computers, office equipment or any other items under capital leases. All of the Personal Property, is in generally good operating condition and repair and is adequate for the uses to which it is being put and, except as disclosed in
Schedule 3.15, none of Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not, in the aggregate, Material in nature or cost, reasonable wear and tear excepted.

     3.16 Intellectual Property Rights. Schedule 3.16 lists and briefly describes all Material patents, trademarks, service marks, trade names, brand names, copyrights, and applications therefor registered in the name of any ICTS or in which ICTS a has any right, license, or other interest. Except as disclosed in Schedule 3.16 ICTS is not a party to any Contracts, either as licensor or licensee, with respect to any Material patents, trademarks, service marks, trade names, brand names, or copyrights or applications therefor. ICTS knows of no basis for a belief that (i) it does not have good and marketable title to, or the right to use, all patents, trademarks, service marks, trade names, brand names, or copyright trade secrets and know-how necessary for the operation of the Business, without the payment of any royalty or similar payment or (ii) that it is infringing on any patent, trademark, service mark, trade name, brand names, or copyright trade secret, know-how or other intellectual property rights of others. ICTS is not aware of any infringement by others of any such intellectual property rights owned by ICTS. ).

     3.17 Material Contracts.

          (a) Schedule 3.17 sets forth the names of the parties, subject matter and expiration date of all Material Contracts (other than the Personal Property Leases) to which ICTS is a party, or by which it, or any of its property is bound. Except as disclosed on Schedule 3.17, all Material Contracts are in full force and effect and neither ICTS, nor any other party is in breach of, or default under, any such Material Contract. Each Material Contract is a valid and binding obligation of the parties thereto enforceable in accordance with its terms except that such enforcement may be subject to bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity. ICTS has delivered to Buyer a complete and correct copy of each Material Contract. No action has been taken by ICTS and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party to a Material Contract other than ICTS. Except as set forth on Schedule 3.17, no party to any Material Contract has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Material Contract. Neither any Seller nor ICTS has assigned, transferred, conveyed, or subjected to any Encumbrance any interest therein or in any leased property subject thereto (or any portion thereof). No Contract, restricts the relocation or closing of any part of the Business. ICTS has delivered to Buyer true and complete copies of the Material Contracts.

          (b) All fixed rent and additional rent presently due and owing to the landlord pursuant to each real property Lease has been paid.

          (c) Neither any Seller nor ICTS knows of, or is aware of any basis for, the occurrence of any event which is, or with the giving of notice or passage of time or both will become, a condition of limitation under any real property Lease, on the part of either the or the landlord or ICTS.

          (d) ICTS is currently the sole tenant under the real property Lease to which it is a party, has the sole right, as tenant, to occupy the premises covered by such Lease the ("Leased Premises") and such Lease is presently in full force and effect.

          (e) Neither any Seller nor ICTS has received any notice of default citing any defaults under any real property Lease which remains uncured.

          (f) The tenant has such rights of entry and exit to and from each Leased Premises as are reasonably necessary to carry on the Business substantially in the manner in which it is currently carried on by the tenant.

          (g) Neither any Seller nor ICTS knows, or is aware of any basis for, a claim that any part of the Leased Premises is subject to any building or use restriction that would restrict or prevent the use and operation of such Leased Premises for its current use.

          (h) All of the Leased Premises are fully serviced to permit the Business to be carried on as currently carried on.

          (i) Neither any Seller nor ICTS knows of any work orders outstanding against any of the Leased Premises or that ICTS has received any deficiency notices, requests or written advice of any breach of an applicable Law in respect of the foregoing which could, if not corrected, become a work order or could require performance of Material work or a Material expenditure of money for the ICTS to correct all such work orders.

          (j) To the knowledge of each Seller and ICTS, each Leased Premises is zoned to permit its current uses and the Facilities thereon comply in all Material respects with the by-laws and building codes of each municipality in which they are situate; to the knowledge of each Seller and ICTS, the Facilities are located wholly within the boundaries of the Leased Premises on which they are located and there are no Material encroachments affecting any of the Leased Premises which could adversely affect the ability of ICTS to carry on the operations of the Business as they have been carried on in the past.

          (k) ICTS has no outstanding application for a re-zoning of any Leased Premises.

          (l) The Leased Premises and all equipment necessary for the operation thereof, are and will on Closing be in good working condition and in good repair and maintenance, normal wear and tear excepted.

          (m) There are no Material matters affecting the right, title and interest of ICTS in and to any Leased Premises which would adversely affect the ability to carry on the Business upon the Leased Premises substantially in the manner in which such operations are currently carried on.

          (n) Consent of the landlord or any other Person, is not required under the real property Leases to the consummation of the transactions contemplated herein and the consummation of such transactions will not result in a breach or a default by the tenant under any Lease or any full or partial loss of the tenant's right of possession to any Leased Premises or the imposition of any monetary or other penalty on the tenant or any other Person, which breaches, defaults, losses or impositions would be Material.

     3.18 Employees.

          (a) Schedule 3.18 sets forth a complete and correct list of;

               (i) the names and positions of all employees of ICTS together with the location of their employment;

               (ii) the date each employee was hired;

               (iii) a list of all written employment Contracts between ICTS and its employees and a brief description of the Material terms thereof;

               (iv) the rate of annual remuneration of each employee at the date hereof, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive arrangements and benefits to which such employee is entitled; and

               (v) the amount of vacation pay to which such employee is entitled on the date hereof. See Schedule 3.9 a;

               (vi) the names of all retired employees of ICTS who are entitled to benefits from ICTS and the nature of such benefits;

          (b) Except as set forth in Schedule 3.18(b), all of ICTS's employees may be terminated at will without any liability or obligation of ICTS except for compensation earned prior to such termination. Neither any Seller nor ICTS knows of any claim against ICTS by any employee or agent of ICTS including as a result of ICTS's execution, delivery, or performance of this Agreement.

          (c) ICTS is not a party, either directly or by operation of Law, to any Contract with respect to its employees with any union, employee bargaining agency or similar organization. Within the last three years there have been no actual or threatened union organizing activities involving the employees of ICTS. To the knowledge of any Seller and ICTS there are no threatened or pending union organizing activities involving the employees of ICTS. ICTS does not have labor problems that might have a Material Adverse Effect on the Business or lead to an interruption of operations. There are no outstanding arbitration awards, labor grievances, arbitration proceedings or other proceedings against ICTS.

          (d) Schedule 3.18(d) sets forth a complete and correct list of the names and current compensation of all consultants and others who are not employees of ICTS and who are, or may be, entitled to compensation from ICTS for services to ICTS.

     3.19 Benefit Plans.

          (a) Except as set forth in Schedule 3.19 ICTS, has no Benefit Plans.
Schedule 3.19 contains an accurate description of and sets forth the annual amount payable pursuant to each Benefit Plan. Each Benefit Plan, if any, that is subject to ERISA has been administered in compliance with ERISA and all other applicable laws rules and regulations, and any necessary governmental approvals of the Benefit Plan have been obtained. True and complete copies of the Benefit Plans and reports filed with any Governmental Authority with respect thereto and the amount of contributions made by ICTS to any Benefit Plan for the last three fiscal years of ICTS have been furnished to Buyer by ICTS. Except as set forth in Schedule 3.19, ICTS does not have obligations, contingent or otherwise, past or present, under applicable Law or the terms of any Benefit Plan.

          (b) There are no pending, threatened or anticipated claims by or on behalf of any of the Benefit Plans, including claims by or on behalf of any of the Benefit Plans against any Person (other than routine claims for benefits).

               (i) With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of ICTS as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing. With respect to each Benefit Plan not funded through an insurance policy, ICTS has either fully funded such Benefit Plan through a trust or has made appropriate provision for all of the liability thereunder in the Audited Financial Statements. ).

     3.20 Insider/Affiliate Transactions. Schedule 3.20 provides a brief description of each transaction since December 1997 between ICTS and any Seller, officer, director or employee of ICTS or any of their Affiliates or Family Members. Each such transaction can be terminated without Liability to ICTS. The total amount of indebtedness of ICTS to each Seller or any officer, director or employee of ICTS or any of their respective Affiliates or Family Members is disclosed in Schedule 3.20. ).

     3.21 Litigation. Except as disclosed in Schedule 3.21, neither any Seller nor ICTS knows of any Action, pending or threatened by or before any court, arbitrator(s), mediator(s). Governmental Authority, Membership organization, or any Accreditation or student financial assistance agency or organization, involving ICTS or which questions or challenges the validity of this Agreement, any Ancillary Agreement or the FAC Agreement or any action taken or to be taken pursuant to this Agreement, any Ancillary Agreement or the FAC Agreement or in connection with the transactions contemplated hereby or thereby; and neither any Seller nor ICTS knows of any basis for any such action, lawsuit, inquiry, student complaint, proceeding or investigation. The foregoing Actions will not, individually or in the aggregate, have a Material Adverse Effect on ICTS in excess of the reserves with respect thereto that are included in accrued liabilities on the Stub Period Financial Statements.

     3.22 Environmental Matters.

          (a) ICTS has operated its Business in compliance with Environmental Laws and has obtained all required Environmental Permits.

          (b) Any required Environmental Permits are in full force and effect unamended, have been complied with in all respects and there are no proceedings in progress, or to the knowledge of any Seller or ICTS pending or threatened, which may result in the cancellation, revocation, suspension, or modification of any Environmental Permit. No Environmental Permit will become void or voidable as a result of the Closing nor is any Consent of any Person required to the transactions contemplated hereby in order to maintain any Environmental Permit in full force and effect.

          (c) ICTS has not been charged with or convicted of an offense for non-compliance with or breach of any Environmental Law, or been fined or otherwise sentenced for non-compliance with or breach of any Environmental Law nor has ICTS settled any prosecution short of conviction for non-compliance with or breach of any Environmental Law.

          (d) ICTS has not received any notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure, nor is it under investigation related to any breach or alleged breach of or non-compliance with any Environmental Law.

          (e) ICTS does not know of any release or disposal of any Hazardous Substance from any property that could have a Material Adverse Effect on the Facilities, Assets or Business of ICTS.

     3.23 Occupational Health and Safety. ICTS has provided Buyer with all inspection reports under the Occupational Health and Safety Act relating to ICTS. There are no outstanding inspection Orders or any pending or threatened charges made under the Occupational Health and Safety Act relating to ICTS or the Business. There have been no accidents, fatal or otherwise, within the last year that might lead to charges under Occupational Health and Safety Act. ICTS has complied in all Material respects with any Orders issued under Occupational Health and Safety Acts. There are no appeals of any Orders under Occupational Health and Safety Acts relating to ICTS that are currently outstanding.

     3.24 Insurance. Schedule 3.24 contains an accurate summary of all Material policies of fire, liability, workmen's compensation and other forms of insurance owned, held or for the benefit of ICTS. All such policies are in full force and effect, and, except as disclosed in Schedule 3.24, all premiums with respect thereto have been paid when due or before the grace period thereunder has elapsed, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of Laws and Consents and of all Contracts to which ICTS is a party; provide adequate insurance coverage for the Assets and operations of ICTS; will remain in full force and effect through the respective dates set forth in
Schedule 3.24; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any Ancillary Agreement.

     3.25 Workers' Compensation. There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, "Assessments") or any other communications related thereto which ICTS has received from any workers' compensation board or similar authorities in any jurisdictions where the Business is carried on and there are no Assessments which are unpaid on the date hereof or which will be unpaid at the completion of the Closing and there are no facts or circumstances which may result in a Material increase in liability to ICTS from any, currently effective, applicable workers' compensation legislation, regulations or rules after the Closing. ICTS' accident cost/loss experience relating to the Business is such that there are no pending or possible Assessments and there are no claims or potential claims which are Material and could adversely affect the ICTS' accident cost/loss experience.

     3.26 Absence of Change. Since the Audited Financial Statements, there has not been any:

          (a) transaction by ICTS except in the ordinary course of the Business;

          (b) Material Adverse Change in the financial condition, Liabilities, Assets, Business or prospects of ICTS;

          (c) destruction, damage to, or loss or impairment of any Material Assets or Consents of ICTS (if not covered by insurance with deductibles that are not, individually or in the aggregate Material);

          (d) labor dispute or other similar event or condition having or which could have a Material Adverse Effect on the financial condition, Liabilities, Assets, Business or prospects of ICTS;

          (e) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rate) or the revaluation by ICTS of any of its Assets, including writing off notes or accounts receivable other than for which adequate reserves have been established;

          (f) except in accordance with past practice:

               (i) increase in the salary or other compensation payable or to become payable by ICTS to any of its officers, directors employees, consultants or agents;

               (ii) declaration, payment, or commitment or obligation of any kind for the payment, by ICTS, of a bonus or other additional salary or compensation to any such Person; or

               (iii) hiring or termination of any such Person;

          (g) amendment or termination of any Material Contract to which ICTS is a party, or by which it or any of its Assets or properties are subject, except in the ordinary course of Business;

          (h) cancellation of any indebtedness or waiver or release of any right or claim of ICTS, except in the ordinary course of Business in accordance with past practice;

          (i) declaration of, or agreement to make, any distribution of any Assets of any kind whatsoever;

          (j) citations, notices, or communications received by ICTS for any violations of any Law, Order or Consent;

          (k) claim incurred by ICTS for damages or alleged damages for actual or alleged negligence or other tort or breach of Contract which is not fully covered by insurance underwritten by responsible insurers;

          (l) sales, transfers, disposals of or granting any Encumbrance on, or agreements to sell, transfer or otherwise dispose of or grant any Encumbrance on, any of the Assets, except in the ordinary course of Business or with the prior written consent of EVCI;

          (m) Contracts entered into by ICTS granting any preferential rights to purchase any of the Assets (including management and control thereof);

          (n) issuance or reservation for issuance by ICTS of, or commitment of it to issue or reserve for issuance, any capital shares of or other equity securities or obligations or securities convertible into or exchangeable for capital shares or other equity securities;

          (o) increase, decrease or reclassification of the capital shares of ICTS.

          (p) amendment of the Organizational Documents of ICTS.

          (q) capital expenditure or execution of any lease or any incurring of liability therefor by ICTS, involving payments in excess of $25,000 in the aggregate;

          (r) indebtedness incurred by ICTS for borrowed money or any commitment to borrow money entered into by ICTS, or any loans made or agreed to be made by ICTS.

          (s) acquisition by ICTS of any equity interest in any other Person; or

          (t) agreement by ICTS to do any of the things described in the preceding clauses (a) through (t).

     3.27 Books and Records.

          (a) The ICTS's Books and Records, are up to date, in reasonable detail, reflect accurately and fairly the conduct of the Business, in all Material respects, since its date of incorporation and have been provided to Buyer for its inspection.

          (b) ICTS maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorization and (iv) the recorded accountability for Assets is compared with existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (c) Since January 1, 1996, ICTS has not engaged in any transaction or series of transactions, that are individually or cumulatively Material, or maintained any bank accounts or used any corporate funds, except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

          (d) the stock records and minute books of ICTS are up to date and fully reflect all minutes of all material meetings, resolutions and other Material actions and proceedings of its stockholders and board of directors and all committees thereof and, all issuances, transfers and redemptions of capital shares of ICTS, and contain true, correct and complete copies of the Organizational Documents.

     3.28 No Joint Venture Interests. ICTS is not, nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other business undertaking other than with a college or university as set forth in Schedule 3.28.

     3.29 Management Recommendation Letters. Seller has provided to Buyer copies of all management recommendation letters relating to ICTS and the Business received from the current or any previous auditor of ICTS, during the last three years.

     3.30 Intentionally omitted.

     3.31 Schools.

          (a) Schedule 3.31(a) sets forth a complete and accurate list of the Schools, showing, with respect to each School, the School's address, the School's trade name, and the date the School opened, and the College and University Program ("CUP") with which it is partnered.

          (b) Schedule 3.31(b) sets forth a complete and accurate list, by School, of all programs (each a "Program") provided by the Schools showing, the courses required to complete each Program, the class hours required to complete each course, the name of the Governmental Authority or other Person that accredits or otherwise legitimizes the Program or licenses the School and, the Programs which lead to licensure or admission to examination by any Governmental Authority or other Person. Each such Program meets the standards prescribed by such Governmental Authority or other Person, as evidenced by the letters or certificates from them that are attached as a part of Schedule 3.31(b).

          (c) Each of the personnel instructing courses at each of the Schools meets the standards required by each Governmental Authority or other Person with jurisdiction over establishing or monitoring compliance with such standards.

          (d) Schedule 3.31(d) sets forth, by School the full time equivalent number of students enrolled at each School for each of the past two years ended December 31, 2000 and the current enrollment (headcount) at each School, showing the formula for calculating full-time equivalent, and the unduplicated number of starts and completions by month and Program for each of the last two years.

          (e) Schedule 3.31(e) sets forth a complete and accurate list of all Program and fiscal reviews of the Schools, that have been conducted by any outside Person during the past five years showing such information by School and system-wide, and summarizing the results of each review, including fiscal findings that are detailed in tables of disallowances or refunds required.

     3.32 Student Financial Assistance. Schedule 3.32 sets forth a brief description of each SFA Program. ICTS is not subject to disallowance of funds advanced or to be reimbursed to it with respect to any current or prior period under any SFA Programs and there is no basis for any disallowance. Except as disclosed in Schedule 3.32, neither Seller nor ICTS knows of, or is aware of any basis for, pending or threatened claims, assessments, notices, proposals to assess, or audits with respect to any funds disbursed to any school under SFA Programs or for which any school has applied for disbursement.

     3.33 Third Party Lenders. Schedule 3.33 sets forth a description of the third party lenders ICTS makes available to its students and copies of the agreements.

     3.34 Banking Facilities; Cash. Schedule 3.34 lists:

          (a) each bank, savings and loan, brokerage or similar financial institution in which ICTS has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by ICTS;

          (b) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such signatory with respect thereto; and

          (c) the cash, securities and other property on deposit or maintained in an account at or invested through each such financial institution as of May 31, 2001.

     3.35 Powers of Attorney and Suretyships. ICTS has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person or entity except as endorser or maker of checks endorsed or made in the ordinary course of Business.

     3.36 Illegal Payments. ICTS has not directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any, Person which is in any manner related to the Business and which is, or may be with the passage of time or discovery, illegal under any Law; and ICTS has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential students.

     3.37 No Brokers. Except as disclosed on Schedule 3.37, no Seller or ICTS, or any officer, director, employee or Affiliate of Seller or ICTS has employed or made any agreement with any third party which obligates ICTS or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     Each Buyer represents and warrants with respect to only itself that:

     3.38 Investment Purpose. Each Seller (i) is acquiring the EVCI Warrants and
(ii) upon exercise of the EVCI Warrants, will acquire the EVCI Shares then issuable, for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except as permitted by applicable federal and state securities Laws.

     3.39 Investor Status. Each Seller alone, or together with its advisor(s), if any, has such knowledge and experience in financial matters, including investments in securities that are restricted as to their transferability, that it is capable of evaluating the risks and merits of an investment in the EVCI Warrants and EVCI Shares and of making an informed investment decision.

     3.40 Reliance on Exemptions. Each Seller understands that the EVCI Warrants are being offered and sold to it in reliance on specific exemptions from the registration requirements of federal and state securities Laws and that EVCI is relying in part upon the truth and accuracy of, and such Seller's compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the EVCI Warrants.

     3.41 Information. Each Seller and its advisor(s), if any, have been furnished with all materials relating to the business, finances and operations of EVCI and materials relating to the offer and sale of the EVCI Warrants which have been requested by such Seller.

     3.42 No Governmental Review. Seller understands that no Governmental Authority has passed on or made any recommendation or endorsement of the EVCI Warrants or the fairness, suitability, or merits of the Purchase Price.

     3.43 Transfer or Resale. Seller understands that the EVCI Warrants and the EVCI Shares have not been and are not being registered under the 1933 Act or any other securities Laws, and may not be offered for sale, sold, assigned or transferred, except under pursuant to an effective registration statement under the 1933 Act and other applicable securities Laws or an opinion of counsel satisfactory to EVCI to the effect that the EVCI Warrants and EVCI Shares may be sold, assigned or transferred pursuant to an exemption from such registration.

     3.44 Legend. Seller understands that the EVCI Warrants and any certificates representing the EVCI Shares, when issued, shall bear a restrictive legend in substantially the following form (and a stop-transfer order will be placed against transfer of such certificates):


          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT SUCH REGISTRATION IS NOT REQUIRED.

     3.45 Disclosure. No representation or warranty by any Seller or ICTS in this Agreement or any Ancillary Agreement and no statements contained in any document, certificate, or other writing furnished or to be furnished by any Seller or ICTS to Buyer or any of its to representatives pursuant to this Agreement or any Ancillary Agreement contains any untrue statement of a Material fact or omits to state any Material fact necessary to make any of the representations or warranties contained herein or therein not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER AND EVCI

     Buyer and EVCI jointly and severally represent and warrant to Sellers as follows and acknowledge that each Seller is relying upon such representations and warranties in entering into this Agreement.

     4.1 Organization, Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. EVCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and EVCI has full power and authority to carry on its business as it is now contemplated and to own the properties and assets it now owns.

     4.2 Authorization; Binding Effect. Each of Buyer and EVCI has full corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to carry out the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements to which Buyer or EVCI is a party is a valid and binding agreement of Buyer and EVCI, respectively, enforceable in accordance with its terms except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

     4.3 No Violation. None of Buyer's or EVCI's execution and delivery of this Agreement or any Ancillary Agreement to which it is a party, or Buyer's execution and delivery of the FAC Agreement, nor its consummation of the transactions contemplated hereby or thereby will (i) violate the Organizational Documents of Buyer or EVCI; (ii) violate, or be in conflict with, or constitute a default under, or cause the acceleration of any debt of Buyer or EVCI or the creation or imposition of any Encumbrance upon any property or assets of Buyer, or EVCI, under, any Consent or Contract to which Buyer or EVCI is a party or by which Buyer or EVCI is bound; or (iii) violate any Laws or any Order of any court or Governmental Authority. Except as set forth on Schedule 4.3, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any Governmental Authority) are necessary to be made or obtained by Buyer or EVCI in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

     4.4 Ownership of Buyer. All of Buyer's issued and outstanding shares of capital stock are owned directly or indirectly by EVCI.

     4.5 EVCI's Capitalization. As of the date of this Agreement, the authorized capital stock of EVCI consists of (i) 20,000,000 shares of common stock, of which 4,492,961 shares are issued and outstanding, 2,852,095 shares are reserved for issuance upon exercise of outstanding options and warrants and conversion of preferred stock and 700,000 shares are reserved for issuance as the EVCI Shares and (ii) 1,000,000 shares of preferred stock of which 130,000 shares are issued and outstanding. The number of shares reserved for issuance is subject to adjustment pursuant to outstanding options, warrants and preferred stock.

     4.6 Litigation. Buyer and EVCI do not know of any Actions, pending or threatened by or before any court, arbitrator, mediator, or Governmental Authority involving EVCI or any of its subsidiaries which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on EVCI and its subsidiaries, or which questions or challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken by Buyer or EVCI pursuant to this Agreement or any Ancillary Agreement or in connection with the transactions contemplated hereby or thereby.

     4.7 SEC Documents and Financial Statements. EVCI has timely filed all SEC Documents and has previously made available to each Seller true and complete copies of all SEC Documents requested by such Seller. The SEC Documents, as of their respective dates, complied in all material respects with the applicable requirements of the 1934 Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of EVCI, including the notes thereto, included in the SEC Documents have been prepared in accordance with U.S. GAAP and fairly present the consolidated financial condition of EVCI as at the dates thereof and consolidated results of operations and cash flows for the periods then ended.

     4.8 EVCI Warrants and Shares. The EVCI Warrants and EVCI Shares are duly authorized and, upon issuance in accordance with this Agreement, will be validly issued, fully paid and non-assessable and, except as contemplated by this Agreement or required by law, free from all Encumbrances or taxes with respect to the issuance thereof.

     4.9 No Material Adverse Change. Since March 31, 2001, no Material Adverse Change has occurred or exists with respect to EVCI and its subsidiaries, taken as a whole, except as disclosed in any press release available at least two days prior to the date hereof or any document filed with the SEC at least five days prior to the date hereof and available on EDGAR. Neither EVCI nor any of its subsidiaries has taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does EVCI have any knowledge or reason to believe that its creditors intend to initiative involuntary bankruptcy.

     4.10 No Integrated Offering. EVCI has not, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require cause this offering of the EVCI Warrants to be integrated with prior offerings of securities by EVCI for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of Nasdaq; nor will EVCI or any of its subsidiaries take any action or steps that would require registration of the EVCI Warrants under the 1933 Act or cause the offering of the EVCI Warrants to be integrated with other offerings.

                                    ARTICLE V

                                    COVENANTS


         Seller, Buyer and EVCI covenant and agree:

     5.1 Access to Management, Properties and Records. From the date of this Agreement until the Closing Date, Sellers shall cause ICTS, and ICTS agrees, to grant officers, attorneys, accountants and other authorized representatives of Buyer free and full access, upon reasonable notice and during normal business hours, to all management personnel, offices, Assets and Books and Records of ICTS, so that Buyer may have full opportunity to make such investigation as it shall desire to make of the management, Business, Assets and affairs of ICTS. Buyer shall be permitted, at its own expense, to make abstracts from, or copies of, all such Books and Records, subject to the obligations of confidentiality contained in Article X. Seller shall cause ICTS, and ICTS agrees, to furnish to Buyer such financial and operating data and other information regarding ICTS as Buyer shall reasonably request.

     5.2 Conduct of Business. From the date of this Agreement until the Closing Date, Seller shall cause ICTS, and ICTS agrees, to carry on its Business, in the ordinary course, diligently and substantially in the same manner as heretofore and not make or institute any unusual or new methods of management, accounting or operation. Seller shall cause ICTS, and ICTS agrees, to use, operate, repair and maintain all of ICTS's Assets solely in accordance with past practice in the ordinary course of Business.

     5.3 Absence of Material Changes. From the date of this Agreement until the Closing Date, without the prior written consent of Buyer or EVCI, in each case, Seller and ICTS undertake that ICTS shall not:

          (a) take any action to amend its Organizational Documents;

          (b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

          (c) incur any Material Liability, except current Liabilities incurred and obligations under Contracts entered into in the ordinary course of Business;

          (d) declare or make any payment or distribution to its stockholders in cash or with respect to its stock or purchase or redeem any of its capital shares;

          (e) subject to any Encumbrance any of its Assets;

          (f) sell, assign, or transfer any of its Assets, other than in the ordinary course of Business, or enter into any Contract or transaction out of the ordinary course of Business or take any action that would, under applicable Law, require stockholder approval;

          (g) cancel any debts or claims, except in the ordinary course of Business;

          (h) merge or consolidate with or into any corporation or other entity;

          (i) make, accrue or become liable for any Benefit Plan or increase the rate of compensation payable or to become payable by it to any of its employees, officers, directors, consultants or agents;

          (j) make any election or give any consent under tax laws, rules or regulations of the United states or of any individual state or other jurisdiction or permit any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Taxes due;

          (k) waive any rights of Material value, except with respect to claims and rights of students waived in accordance with past practice;

          (l) modify, amend, alter or terminate any of its executory Material Contracts;

          (m) take or permit any act or omission constituting a Material breach or default under any Material Contract;

          (n) fail to make best efforts to (i) preserve its Assets and Business and the possession and control thereof by ICTS, (ii) keep in service its present officers and key employees, (iii) preserve the goodwill of its students, faculty, employees, vendors, agents, consultants and others having business relations with it, (iv) to comply in all Material respects with all applicable Laws, and any Material Liability under any Contract;

          (o) fail to operate its Business and maintain its Books, and Records in the customary manner and in the ordinary course of Business and maintain in good repair its Facilities;

          (p) enter into any Contract, other than those entered into in the ordinary course of Business;

          (q) incur any capital expenditure or make any investment or commitment therefor, in any Person;

          (r) engage or terminate any officer or key employee except for teachers in the ordinary course of business;

          (s) enter into or consummate any agreement or transaction that would interfere with the consummation of the transactions contemplated hereby or cause a breach of the representations and warranties of either Seller or ICTS hereunder;

          (t) settle any pending litigation;

          (u) Materially alter the terms, status or funding condition of any Benefit Plan; or

          (a) violate any conditions set forth in the promissory note executed in conjunction with the Bridge Loan.

          (v) commit or agree to do any of the foregoing in the future.

     5.4 Notification. Any Seller or ICTS shall give prompt notice to Buyer and Buyer shall give prompt notice to any Seller of (i) the occurrence, or failure to occur, of any event that becomes known to any of them which would be likely to cause any of their respective representations or warranties contained in this Agreement or in any Exhibit or any Schedule hereto, to be untrue or inaccurate in any Material respect and (ii) any Material failure by a party to this Agreement that becomes known to any of them to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Exhibit; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. .

     5.5 Exclusive Dealing. Neither any Seller or ICTS will, directly or indirectly, through any employee, officer, director, agent of ICTS or otherwise,
(i) solicit, initiate or encourage submission of proposals or offers from any Person relating to an acquisition or purchase of ICTS capital stock or Assets out of the ordinary course of the Business or any Material portion of the Business or (ii) participate in any discussions or negotiations regarding, or furnish to any other Person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Each Seller and ICTS agrees to promptly notify Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by any Seller or ICTS.

     5.6 Cooperation and Consents. Each Seller, ICTS and Buyer shall cooperate with each other and in consultation with one another, use their respective best efforts to obtain any Consent required to be obtained by them, respectively, from any Person in connection with the consummation of the transactions contemplated by this Agreement. ICTS shall not expend or commit to expend any Material consideration to obtain the Consents without Buyer's approval, which approval Buyer shall not unreasonably withhold or delay.

     5.7 Publicity. Buyer, ICTS and EVCI will consult with each other before making any public announcements with respect to the transactions contemplated hereby, and any public announcements shall be made only at such time and in such manner as EVCI and ICTS shall mutually agree, except that EVCI shall be free to make such public announcements as it shall reasonably deem necessary to comply to the applicable Laws for publicly traded companies; provided, however, that EVCI shall give ICTS at least one business day notice of its intent to make a public announcement.

                                   ARTICLE VI

                     CONDITIONS TO THE OBLIGATIONS OF BUYER



          The obligations of Buyer and EVCI to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Buyer or EVCI.

     6.1 Representations, Warranties and Covenants. All representations and warranties of Sellers and ICTS contained in this Agreement shall be true and correct in all Material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof. Each Seller and ICTS shall have performed and satisfied in all Material respects all Material agreements and covenants required hereby to be performed by them on or prior to the Closing Date.

     6.2 Consents. All Consents necessary to the consummation of the transactions contemplated hereby shall have been obtained.

     6.3 No Adverse Actions Proceedings; Litigation or Laws. No Action by any Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect on the Assets, Liabilities, Business or prospects of ICTS if the transactions contemplated hereby are consummated. There shall not be any Law that makes the transactions contemplated herein illegal or otherwise prohibited.

     6.4 Completion of Due Diligence. Buyer shall have completed its due diligence to its satisfaction.

     6.5 Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by the parties thereto.

     6.6 Opinion of Counsel. Seller shall has delivered to Buyer an opinion of counsel to Sellers and ICTS, dated the Closing Date in satisfactory form.

     6.7 Intentionally omitted

     6.8 Transfer. Sellers shall have transferred the ICTS Shares and Other ICTS Interests to Buyer, by customary instruments of assignment, free and clear of any Encumbrance.

     6.9 Cancellation of Other ICTS Interests. All of the Other ICTS Interests that Buyer desires to cancel shall have been cancelled by instruments and deliveries reasonably satisfactory to Buyer.

     6.10 FAC Agreement. The closing shall have occurred under the FAC
Agreement.

     6.11 Other Closing Deliveries. Buyer shall have received at or prior to the Closing, such other documents, instruments or certificates as Buyer may reasonably request including, without limitation:

          (a) a certificate as to the legal existence and good standing of ICTS in Delaware;

          (b) Intentionally omitted

          (c) written resignations of the members of the Board of Directors and officers of ICTS that have been requested by the Buyer;

          (d) the original corporate minute books and stock record books of ICTS and all of its corporate seals.

                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLERS


          The obligations of Sellers to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer and EVCI contained in this Agreement shall be true and correct in all Material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof. Buyer and EVCI shall have performed and satisfied in all Material respects all Material agreements and covenants required hereby to be performed by it on or prior to the Closing Date pursuant to this Agreement.

     7.2 Consents. All Consents necessary to the consummation of the transactions contemplated hereby shall have been obtained.

     7.3 EVCI Warrants. EVCI shall have issued and delivered the EVCI Warrants to which each Seller is entitled.

     7.4 Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by the parties thereto.

     7.5 No Adverse Proceedings, Litigation or Laws. No Action by any Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. There shall not be any Law that makes the transactions illegal or otherwise prohibited.

     7.6 Opinion of Buyer's and EVCI's Counsel. Buyer has delivered to Sellers an opinion of Fischbeino Badilloo Wagnero Harding, counsel to Buyer and EVCI, dated the Closing Date in satisfactory form.

     7.7 Other Closing Deliveries. Sellers shall have received at or prior to the Closing such other documents, instruments or certificates as they may reasonably request including, without limitation:

          (a) a certificate of the Secretary of the State of Delaware as to the legal existence and good standing of Buyer in Delaware;

          (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of EVCI in Delaware;

                                  ARTICLE VIII

                                 INDEMNIFICATION


     8.1 Survival. The representations and warranties made in this Agreement shall survive Closing for two years following the Closing Date and shall thereupon expire together with any right to indemnification in respect thereof. The foregoing notwithstanding, such right to indemnification shall continue to the extent a Notice of Claim asserting a claim for breach of any such representation or warranty shall have been given to the Indemnifying Party, pursuant to Section 8.3 prior to the expiration of such expiration date. The representations and warranties of the parties to this Agreement shall not be affected by any examination made by or on behalf of any other party hereto or by the knowledge of any of such parties' officers, directors, shareholders, employees or agents.

     8.2 Mutual Agreement to Indemnify. Subject to Section 8.1, each party (the "Indemnifying Party") shall indemnify, defend, and hold harmless the other party hereto and any Affiliate of the other party and their respective officers, directors, employees, agents and representatives (collectively, the "Indemnified Group") from and against any and all Damages incurred or suffered by any of the Indemnified Group to the extent that the Damages arise by reason of, or result from (a) the failure of any representation or warranty contained in this Agreement to have been true when made and as of the Closing Date; (b) the breach of any covenant or agreement made or to be performed by the Indemnifying Party contained herein to the extent not waived by the other party hereto or (c) any Money Claim or Equitable Claim arising out of any Action brought by any third party, not disclosed in a Schedule, which is based on an act or omission or a state of facts existing prior to the Closing. For the purposes of this Section 8.2, each of Buyer and EVCI (collectively) and Sellers (collectively) is a party. The obligations of each such party to indemnify the other party shall be joint and several.

     8.3 Notice of Claims. The member of the Indemnified Group seeking indemnification under this Agreement (the "Indemnified Party") shall promptly notify the Indemnifying Party of any fact upon which the Indemnified Party intends to base a claim for indemnification hereunder ("Notice of Claim"). A Notice of Claim shall in all events be considered prompt if given (a) no later than 30 days after the Indemnified Party discovers a fact or facts giving rise to a right of indemnification or (b) if later, in sufficient time to allow the Indemnifying Party to exercise its rights pursuant to this Article VIII, provided, however, that a Notice of Claim must in all events be given prior to the date specified in Section 8.1 on which the applicable representation or warranty ceases to survive. The failure to provide a Notice of Claim promptly shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent that such failure adversely affects the ability of the Indemnifying Party to defend against the claim asserted therein.

     8.4 Direct Claims. If the Indemnifying Party does not respond or objects to a demand for indemnification of a direct claim made under this Section 8.4, or to all or any portion of its amount, the demand for indemnification and the amount to which the Indemnified Party shall be entitled, if any, shall be determined by (i) the subsequent written agreement of the Indemnified Party and the Indemnifying Party, as of the date of such agreement, or (ii) a final award made under an arbitration proceeding conducted in accordance with Article IX hereof, as of the date such award becomes final.

     8.5 Third Party Claims.

          (a) If Damages arise out of an Action brought by a third party, seeking recovery of money damages only or is, or includes, an Action for equitable relief which, if successful, would not have a Material Adverse Effect on the Indemnified Party (a "Money Claim"), the Indemnifying Party shall have the right, in its sole discretion and at its own expense, to assume the defense of such Money Claim, with counsel of its choosing, selection of such counsel to be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the employment of such counsel shall have been expressly authorized in writing by the Indemnifying Party for the defense of such Money Claim or (ii) the Indemnifying Party does not assume the defense of such Money Claim within 30 days after receipt of a proper written Notice of Claim or such shorter period of time as is necessary to prevent the entry of a default judgment. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel separate from its own counsel for the Indemnified Party in connection with any one Action or separate but similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances. An Indemnified Party shall have the right to settle or compromise any Money Claim without the consent of any Indemnifying Party and recover from an Indemnifying Party the amount paid in settlement or compromise thereof, if the Indemnified Party has given a proper written Notice of Claim thereof to the Indemnifying Party and the Indemnifying Party has failed to assume the defense of the Money Claim within 60 days after receipt of said Notice of Claim or such shorter period of time as is necessary to prevent the entry of a default judgment. Any

Indemnifying Party shall have the right to settle or compromise any Money Claim against an Indemnified Party, provided that the terms of such settlement or compromise provide for the unconditional release of the Indemnified Party and require the payment of money damages only by the Indemnifying Party.

          (b) If Damages arise out of a third party claim seeking equitable relief alone or in addition to monetary damages and, if successful, would have a Material Adverse Effect on the Indemnified Party (an "Equitable Claim"), the Indemnified Party shall be entitled to defend such Equitable Claim with counsel of its choosing at the expense of the Indemnifying Party. The Indemnifying Party shall be entitled to participate at its own expense in the defense of any Equitable Claim. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment which would give rise to liability or obligation on the part of any Indemnifying Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          (c) The parties shall extend reasonable cooperation to one another in connection with the defense of any third party claim pursuant to this Section
8.5 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

          (d) Any claim for indemnification that has been fixed as to amount and becomes payable is referred to as Determined Damages. 8.6 Effect of Insurance Proceeds. The amount of the Indemnifying Party's liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by, and other savings that actually reduce the overall impact of the Damages upon, the Indemnified Party.

     8.7 Exclusive Remedy. The indemnification provided in this Article VIII shall be the sole and exclusive remedy after the Closing Date for Damages.

     8.8 Reductions and Subrogation. If the amount of any Damages at any time subsequent to the making of payment of Determined Damages is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at the Prime Rate, shall promptly be repaid by the Indemnified Party to the Indemnifying Party. Upon making a full payment of Determined Damages, the Indemnifying Party shall, to the extent of such Damage Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate of the Indemnified Party in respect of the Damages to which the payment of Determined Damages relates but only if the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Determined Damages. Until the Indemnified Party recovers full payment of its Determined Damages, any and all claims of the Indemnifying Party against any such third party on account of such Payment shall be postponed and subordinated in right of payment to the Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.

     8.9 Interest. All Damages shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after the date they become Determined Damages, with interest on overdue interest at the same rate, from the date that the Indemnified Party, suffered Damages, to the date of payment of Determined Damages to the Indemnified Party.

     8.10 Right of Offset. Buyer, EVCI and ICTS shall have the right to offset against any obligation to Sellers, under any other agreement to which either of them and any of Buyer, EVCI or ICTS is a party, all or any portion of any Damages.

     8.11 No Right of Contribution. No Seller shall have any claim against ICTS for any breach by ICTS of this Agreement resulting in Damages to Buyer or EVCI.

                                   ARTICLE IX

                                   ARBITRATION


     9.1 Arbitration. Any dispute between the parties concerning any matter arising under this Agreement shall be submitted to binding arbitration.

     9.2 Location of Arbitration. Any arbitration hereunder shall be held at Westchester County, New York, unless the parties otherwise agree.

     9.3 Laws of New York. The law to be applied in connection with the arbitration shall be the laws of the State of New York, excluding its conflict of law rules.

     9.4 Arbitration. The arbitration shall be governed by the rules of the American Arbitration Association and the arbitration shall be before a single arbitrator. It shall be a condition precedent to the bringing of any legal proceedings that are contemplated by such rules that the parties will have concluded the arbitration process as provided by such rules.

                                   ARTICLE X

                                 CONFIDENTIALITY


     10.1 Confidential Information. "Confidential Information" is any information or documentation disclosed by a party hereto (the "Discloser") to another party hereto (the "Recipient") at any time until the Closing Date or earlier termination of this Agreement pursuant to Section 11.1 hereof, with the exception of the following, which are not considered Confidential information:
(a) information that is or becomes publicly available through no wrongful act of the Recipient; (b) information obtained from third parties without a breach of any other non-disclosure agreement; or (c) information that is independently developed by such Recipient without reference to the Confidential Information.

     10.2 Use of Confidential Information. The Recipient agrees not to disclose to any third party any Confidential Information received from the Discloser. The Recipient agrees that the Confidential Information it receives from the Discloser will be used solely among the parties involved with transactions contemplated by this Agreement, and that it will keep the Confidential Information in the strictest confidence; provided, however, that (i) the Confidential Information may be disclosed to directors, officers, employees and authorized representatives of each of the parties, any of whom need to know such information for the purpose of consummating the transactions contemplated by this Agreement (it being understood that such directors, officers, employees and authorized representatives shall be informed of the confidential nature of the Confidential Information and shall be directed to treat the Confidential Information confidentially) and (ii) any of the Confidential Information may be disclosed if required by legal process or by operation of applicable Law. If any party is required by legal process or by operation of applicable Law to disclose any Confidential Information, such party shall provide the Discloser with prompt notice of such requirement so that the Discloser may seek an appropriate protective order.

     10.3 Return of Information. In the event of termination of this Agreement pursuant to Section 11.1 hereof, all Confidential Information shall be promptly returned to the Discloser thereof or the Recipient shall certify in writing as to its destruction.

     10.4 Securities Laws. Each of Seller and ICTS acknowledges that it is aware, and will advise its directors, officers, employees and authorized representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any Person who has, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated hereby, where there is a substantial likelihood that a reasonable investor would attach importance to such non-public in formation in determining whether to buy or sell the securities of such company.

     10.5 Survival. The obligations of the Parties under this Article shall survive Closing, and any termination of this Agreement pursuant to Section 10.1 hereof.

                                   ARTICLE XI

                                  MISCELLANEOUS


     11.1 Termination. This Agreement may be terminated:

          (a) by mutual written consent of the parties at any time prior to the Closing;

          (b) by Buyer or EVCI, at their sole option, if:

               (i) there is a Material breach of any Material representation or warranty set forth herein or of any Material covenant or agreement to be complied with or performed by any Seller or ICTS pursuant to the terms of this Agreement;

               (ii) there is a Material failure of a condition set forth in
Article VI to be satisfied (and such condition is not waived in writing by Buyer or EVCI) on or prior to the Closing Date; or

               (iii) any event occurs or fails to occur which results or would result in the failure of a condition set forth in Article VI to be satisfied on or prior to the Closing Date; provided that Buyer or EVCI may not terminate this Agreement pursuant to this clause (b) if Sellers and ICTS have not had a reasonable notice and opportunity to cure such a Material breach or failure that is capable of being cured; or

          (c) by Sellers at their sole option, if

               (i) there is a Material breach of any Material representation or warranty set forth herein or of any Material covenant or agreement to be complied with or performed by Buyer or EVCI pursuant to the terms of this Agreement;

               (ii) there is a failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller on or prior to the Closing Date; or

               (iii) any event occurs or fails to occur which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that Sellers may not terminate this Agreement pursuant to this clause (c) if Buyer and EVCI have not had any adequate notice and opportunity to cure such Material breach or failure that is capable of being cured.

     11.2 In the Event of Termination. In the event of termination of this Agreement as permitted by Section 11.1, no party hereto shall be deemed to have waived any breach of this Agreement.

     11.3 In the Event of Termination. In the Event of Termination by Seller, or by EVCI or Buyer because of a Material Breach by any Seller, Sellers shall pay to EVCI a Termination Fee of $100,000 within five business days of Termination.

     11.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto and thereto, constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided therein.

     11.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.6 Expenses. Each party shall pay all expenses incurred by it or him in connection with the negotiation, preparation, execution, delivery and consummation of this Agreement and the Ancillary Agreements; provided, however, ICTS shall pay legal expenses of counsel to the Sellers not exceeding $20,000 in total.

     11.7 Intentionally left blank

     11.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or to give any Person, other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in the Agreement shall be construed as giving to any employee of ICTS, or any other individual any right or entitlement under any Benefit Plan maintained by ICTS except as expressly provided in Benefit Plan.

     11.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement unless it could have a Material Adverse Effect on a party to this Agreement and such party does not consent thereto.

     11.10 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.11 Assignment. None of the parties shall have the authority to assign its or his rights or obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign all or any portion this Agreement to a wholly-owned, direct or indirect Subsidiary of EVCI, or in connection with the merger or sale of all or substantially all the assets of EVCI, provided Seller or its shareholders are not adversely affected thereby.

     11.12 Burden and Benefit. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of, the parties and their respective successors and permitted assigns.

     11.13 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile, receipt confirmed; the day after being sent, if sent for next day delivery to an address in the United States by recognized delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

     If to Seller, or ICTS      :
                                       Amee Devine
                                       141 Cameron Station Blvd
                                       Alexandria, VA  22304
                                       (703) 566-5316
     with a copy to :
                                       Taylor Devine
                                       7603 Ruxton Dr
                                       Springfield, VA  22153-3518
                                       (703) 455-1625
     with a copy to :
                                       Lou Vescio
                                       Margaret Vescio
                                       805 Coverdale Ln
                                       Virginia Beach, VA 23452
                                       (757) 463-6056

     If to Buyer or EVCI:              Educational Video Conferencing, Inc.
                                       35 East Grassy Sprain Road, Suite 200
                                       Yonkers, New York 10710-4613
                                       Attn:  Dr. Arol I. Buntzman
                                       Chairman and Chief Executive Officer
                                       Tel:  (914) 787-3500
                                       Fax:  (914) 395-3498
     with a copy to:                   Fischbein.Badillo.Wagner.Harding
                                       909 Third Avenue
                                       New York, New York 10022
                                       Attn:  Joseph D. Alperin, Esq.
                                       Tel:  (212) 453-3708
                                       Fax:  (212) 644-3601

                                                    and

                                       Educational Video Conferencing, Inc.
                                       35 East Grassy Sprain Road, Suite 200
                                       Yonkers, New York 10710-4613
                                       Attn:  Michael J. O'Brien, Esq.
                                       General Counsel
                                       Tel:  (914) 787-3500
                                       Fax:  (914) 787-3590

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     11.14 Further Assurances. At any time and from time to time after the Closing, at the request of any party, and without further consideration, the other party or parties to whom or which such request is made shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the requesting party may reasonably request, in order to fully effectuate the purposes and intent of this Agreement.

     11.15 Jointly Drafted Agreement. The parties acknowledge that each of them, and their attorneys, have had the opportunity to draft and comment upon this Agreement and the Ancillary Agreements and have in fact done so, and that this Agreement and the Ancillary Agreements are the joint products of negotiation among them. The parties agree that in construing this Agreement and the Ancillary Agreements each term shall be given its ordinary meaning, waive application of the doctrine of construction against the drafter, and acknowledge that for purposes of construction of this Agreement and the Ancillary Agreements they shall jointly be considered to be the drafters of the Agreement and the Ancillary Agreements and of each term contained herein and therein.




                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.


                                   /s/ Amee Devine
                                   ----------------------------------
                                   Amee Devine


                                   /s/ Taylor Devine
                                   -------------------------------------
                                   Taylor Devine


                                   /s/ Louis Vescio
                                   -------------------------------------
                                   Louis Vescio


                                   /s/ Louis Vescio, as attorney-in-fact
                                   -------------------------------------
                                   Margaret Vescio



                                   ICTS, INC.


                                   By: /s/ Louis Vescio, President
                                       ---------------------------------



                                   INTERBORO HOLDING, INC.



                                   By: /s/Dr. Arol I. Buntzman
                                       ---------------------------------
                                       Dr. Arol I. Buntzman
                                       Chairman and Chief Executive Officer


                                   EDUCATIONAL VIDEO CONFERENCING, INC.



                                   By: /s/ Dr. Arol I. Buntzman
                                       ------------------------------
                                       Dr. Arol I. Buntzman
                                       Chairman and Chief Executive Officer